News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale,  CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	September 8, 2015
Contact:	Edward A. Stokx
(818) 244-8080, Ext. 1649

 PS Business Parks, Inc. Announces Redemption of All Outstanding Depositary

Shares Representing Interests in its 6.875% Cumulative Preferred Stock, Series R

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) announced today that it is calling for redemption on October 15, 2015 all outstanding depositary shares representing interests in its 6.875% Cumulative Preferred Stock, Series R (NYSE:PSBPrR) at $25 per share plus accrued dividends from October 1, 2015 through the date of redemption.  The aggregate redemption amount, before payment of accrued dividends, to be paid to all holders of the depositary shares is $75.0 million.

Company Information

PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily multi-tenant flex, office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of September 8, 2015, the Company wholly owned 28.0 million rentable square feet with approximately 4,850 customers concentrated primarily in six states.

Additional information about PS Business Parks, Inc. is available on the Internet.  The Company’s website is psbusinessparks.com.

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